HECLA MINING COMPANY Exhibit 19

CORPORATE POLICY

Policy on Insider Trading

(January 20, 2023)

This Insider Trading Policy provides the standards of Hecla Mining Company (the “Company” or “Hecla”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers, employees, and consultants of the Company. The second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company and its subsidiaries, and (iii) the employees and consultants listed on Appendix A (collectively, “Covered Persons”).

One of the principal purposes of the federal securities laws is to prohibit illegal insider trading (referred to throughout this Policy as “insider trading”). Simply stated, insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer, employee, or consultant who buys or sells Company stock on the basis of material non-public information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1. Applicability

This Policy applies to all transactions in the Company’s securities, including common stock, warrants, preferred stock, options, bonds/notes and any other securities that the Company may issue, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all employees and consultants of the Company and its subsidiaries, all officers of the Company and its subsidiaries, and all members of the Company’s board of directors.

This Policy continues to apply even after you have terminated employment or other services to the Company or a subsidiary in that if you are aware of material non-public information when your employment or service relationship terminates, you may not trade until that information

Hecla Mining Company – Policy on Insider Trading – January 2023

has become public or is no longer material. This is not just the policy of the Company, it is also the law of the United States.

2. General Policy: No Trading or Causing Trading While in Possession of Material
Non-public Information

(a) No director, officer, employee, or consultant may purchase or sell any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company. (The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below.)

(b) Trading restrictions cover certain transactions under Company plans, as follows:

•
Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option, as this entails selling a portion of the underlying stock to cover the costs of exercise.
•
Company Plans. This Policy’s trading restrictions do not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The trading restrictions do apply, however, to elections you may make under the 401(k) or other Company plan to: (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

(c) No director, officer, employee, or consultant who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends, except to third party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know such information.

(d) In addition, no director, officer, employee, or consultant may purchase or sell any security of any other company, as well as derivative securities relating to such other company whether or not issued by such company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with Hecla. No director, officer, employee, or consultant who knows of any such material non-public information may communicate that information to any other person, including family and friends, except to third party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know such information.

(e) For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and non-public unless you first consult with, and obtain the

Hecla Mining Company – Policy on Insider Trading – January 2023

advance approval of, the Company’s General Counsel, or, in their absence, any other attorney in the Company’s Legal Department.

(f) Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

(g) The existence of a personal financial emergency does not excuse you from compliance with this Policy.

3. Definitions

(a) Materiality. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, can be a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in management;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) award or loss of a significant contract;

(x) changes in debt ratings;

(xi) proposals, plans, or agreements, even when under consideration, but not yet finalized, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, royalty arrangements, or purchases or sales of substantial assets;

(xii) public offerings; and

(xiii) pending operational or exploration developments or reports (drilling results, revisions to mine plan, changes in reserves, etc.).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or change in mine plan, the point at which negotiations or potential developments are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information

Hecla Mining Company – Policy on Insider Trading – January 2023

concerning an event that would have a large effect on stock price, such as a significant merger, may be material even if the possibility that the event will occur is relatively small.

Complicating determinations of whether information is material is the fact that the issue frequently arises in hindsight, and if the Company’s stock price moves after the information is disclosed, a strong presumption may arise that the information must have been material. Thus, when in doubt about whether particular non-public information is material, presume it is material.

If you are unsure whether information is material, you should consult the Company’s General Counsel, or, in their absence, any other attorney in the Company’s Legal Department, before making any decision to disclose such information (other than to persons at the Company or applicable authorities who need to know it) or to trade in or recommend securities to which that information relates.

(b) Non-public Information. Insider trading prohibitions come into play only when you possess information that is material and “non-public.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second full trading day after the information was publicly disclosed before you can treat the information as public. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other material non-public information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

Non-public information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Company’s General Counsel, or, in their absence, any other attorney in the Company’s Legal Department, or assume that the information is “non-public” and treat it as confidential.

4. Violations of Insider Trading Laws and Policies

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Both the U.S. Securities and Exchange Commission and the New York Stock Exchange investigate and are

Hecla Mining Company – Policy on Insider Trading – January 2023

very effective at detecting insider trading. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided. Potential penalties for insider trading violations include: (1) imprisonment for up to 20 years; (2) criminal fines of up to $5 million; and (3) civil fines of up to three times the profit gained or loss avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

Further, of particular note to Hecla’s directors and officers, in any case of wilful or reckless fraud, a court may prohibit a person from acting as an officer or director of a public company upon a showing by the SEC of “substantial unfitness” to serve as an officer or director.

Finally, if Hecla fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

(b) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause, regardless of whether such violation results in a violation of law or regulatory or civil sanctions. Any exceptions to the Policy, if permitted, may only be granted by the General Counsel and must be provided before any activity contrary to the above requirements takes place.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods.

Hecla Mining Company – Policy on Insider Trading – January 2023

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning three (3) weeks prior to public disclosure of the Company’s financial results for the quarter and ending at the close of business on the second full trading day following the date the Company’s financial results are publicly disclosed and a Form 10-Q or Form 10-K is filed. During these periods, Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b) Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or operating or exploration developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it may notify the Covered Persons affected or it may opt to reveal such special blackout only if and when a request is made to pre-clear a specific trade, as provided in this Policy. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

(i) has been reviewed and approved in advance by the Company’s General Counsel;

(iii) for the Company, directors and officers, provides that trading under the plan will not begin until the later of (1) 90 days after the adoption or modification of the Rule 10b5-1 plan or (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (but in each case not to exceed 120 days following plan adoption or modification);

(iii) for persons not directors or employees, provides that trading under the plan will not begin until before 30 days after the adoption or modification of the Rule 10b5-1 plan (but not to exceed 120 days following plan adoption or modification);

(iv) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material non-public information about the Company; and

(v) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Hecla Mining Company – Policy on Insider Trading – January 2023

2. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect if they pre-clear such trades as provided herein. However, even during such trading windows, a Covered Person who is in possession of any material non-public information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close any trading window if a special blackout period under Part II, Section 1(b) above is imposed.

3. Pre-clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading until such proposed transaction has been pre-cleared. You should manage your personal financial matters in such a way that a delay in pre-clearing a proposed trade or an inability to trade, even for an extended period, will not create economic hardship.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior approval from the Company’s General Counsel, or, in their absence, any other attorney in the Company’s Legal Department. These procedures also apply to transactions by such person’s spouse, minor children, and other persons living in such person’s household, and to transactions by entities over which you or such person exercises control.

(c) The Company’s General Counsel, or, in their absence, any other attorney in the Company’s Legal Department, shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Company’s General Counsel.

4. Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company during which at least 50% of the plan participants are unable to purchase, sell, or otherwise acquire or transfer an interest in equity securities of the Company due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) A Covered Person, including such person’s spouse, minor children, and other persons living in such person’s household, and entities over which you or such person exercises control, is prohibited from engaging in the following transactions in the Company’s securities unless advance

Hecla Mining Company – Policy on Insider Trading – January 2023

approval is obtained from the Company’s General Counsel, or, in their absence, any other attorney in the Company’s Legal Department:

(i) Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;

(ii) Short sales. Covered Persons may not sell the Company’s securities short;

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;

(iv) Trading on margin. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5. Additional Information for Executive Officers and Directors

The following guidelines apply to our directors and executive officers who are required to report transactions under Section 16 of the Exchange Act.

The filing deadline for executive officers and directors to file Section 16(a) transaction reports on Form 4 is two business days following the transaction date. The obligation to report is the obligation of the executive officer or director, not the Company. However, the Company must report any executive officer or director’s failure to file in a timely manner in the Company’s public securities filings. Tami Whitman (208.769.4199) is available to assist you in preparing and filing Section 16 reports, but information gathering and compliance is ultimately your responsibility.

•
The Form 4 is due by 10:00 p.m., Eastern Time, on the second (without counting the date of the trade) business day after the day on which the trade (not the settlement) occurred.
•
The Form 4 must be filed electronically via EDGAR (if filed after 10:00 p.m., Eastern Time, it will have the following business day’s filing date). The Company is equipped to file electronically and has obtained filing codes for each of its executive officers and directors.

6. Acknowledgment and Certification

All Covered Persons and employees are required to sign the attached acknowledgment and certification annually.

It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact a member of the Legal Department.

Hecla Mining Company – Policy on Insider Trading – January 2023

This policy may be modified or updated from time to time.

Effective Date:	Recommended By:	Approved By:

January 20, 2023	David C. Sienko	Phillips S. Baker, Jr.

	Vice President and General Counsel	President and CEO

Hecla Mining Company – Policy on Insider Trading – January 2023

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of Hecla’s Policy on Insider Trading. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

______________________________ (Signature)
(Please print name)
Date: ________________________

Hecla Mining Company – Policy on Insider Trading – January 2023

APPENDIX A

COVERED PERSONS

Hecla Mining Company – Policy on Insider Trading – January 2023